Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Pre-Effective Amendment No. 1 to Registration Statement (No. 333-224912) on Form N-2 and Pre-Effective Amendment No. 1 under the Investment Company Act of 1940 (No. 811-23348) of City National Rochdale Strategic Credit Fund of our report dated October 1, 2018, relating to our audit of the financial statements of City National Rochdale Strategic Credit Fund included in the Statement of Additional Information, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in such Prospectus and Statement of Additional Information.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Philadelphia, Pennsylvania

October 1, 2018